Exhibit 10(i)

AMENDMENT NO. 7 TO AMENDED AND RESTATED CREDIT AGREEMENT

        THIS AMENDMENT NO. 7 TO AMENDED AND RESTATED CREDIT AGREEMENT, dated as of July 20, 2005, amends and supplements the Amended and Restated Credit Agreement dated as of April 14, 2000, as amended to date (as so amended, the “Credit Agreement”), among Ladish Co., Inc., a Wisconsin corporation (the “Company”), the financial institutions party thereto (the “Lenders”) and U.S. Bank National Association (formerly Firstar Bank, National Association), as agent for the Lenders (in such capacity, the “Agent”).

RECITAL

        The Company, the Lenders and the Agent desire to amend the Credit Agreement as provided below.

AGREEMENTS

        In consideration of the promises and agreements contained in the Credit Agreement, as amended hereby, the Company, the Lenders and the Agent agree as follows:

    1.        Definitions and References. Capitalized terms not defined herein have the meanings assigned in the Credit Agreement. Upon the satisfaction of the conditions set forth in section 4 below, all references to the Credit Agreement contained in the Loan Documents mean the Credit Agreement as amended by this Amendment No. 7 to Amended and Restated Credit Agreement (“Amendment No. 7”). This Amendment No. 7 is a Loan Document.

    2.        Amendments to Credit Agreement.

        (a)        The following defined terms are inserted in section 1 of the Credit Agreement to appear in proper alphabetical order therein.

“Fixed Charge Coverage Ratio” means, as to any Person, the relationship, expressed as a numerical ratio, between:

    (a)        the sum of (i) Earnings Before Taxes, (ii) Interest Expense, (iii) Depreciation Expense, (iv) Amortization Expense and (v) Lease Obligations, minus (vi) Restricted Payments, minus (vii) income taxes paid;

      and

(b) the sum of (i) interest expense, (ii) principal payments made with respect to Indebtedness and (iii) Lease Obligations;

all as determined, without duplication, for such Person and its Consolidated Subsidiaries for the 12-month period preceding the date of determination.

“Initial Money Market Rate” means the rate per annum, determined solely by the Agent, as of the date of conversion of interest on the Term Loans to a fixed rate, as the rate at which the Agent would be able to borrow money in Money Markets for the amount of the Term Loans then outstanding with an interest payment frequency and principal repayment schedule equal to the Term Loans and for a term through the Term Note Maturity Date, adjusted for any reserve requirement and any subsequent costs arising form a change in government regulation. The Company acknowledges that neither the Agent nor any Lenders is under any obligation to actually purchase and/or match funds for the Initial Money Market Rate.

“Money Market Rate at Prepayment” means that zero-coupon rate, calculated on the date of any prepayment of the Term Loans, and determined solely by the Agent, as the rate at which the Agent would be able to borrow money in Money Markets for the prepayment amount of the Term Loans matching the maturity of a specific payment due on the Term Loans, adjusted for any reserve requirement and any subsequent costs arising form a change in government regulation. A separate Money Market Rate at Prepayment will be calculated for each prospective interest and/or principal payment date.

“Money Markets” means one or more wholesale funding markets available to and selected by the Agent, including negotiable certificates of deposit, commercial paper, Eurodollar deposits, bank notes, federal funds, interest rate swaps or others.

“Net Present Value” means the amount which is derived by summing the present values of each prospective payment of principal and interest which, without such full or partial prepayment, could otherwise have been received by the Lenders over the remaining contractual life of the Term Notes if the Lenders had instead initially invested the proceeds of the Term Notes at the Initial Money Market Rate. The individual discount rate used to present value each prospective payment of interest and/or principal shall be the Money Market Rate at Prepayment for the maturity matching that of each specific payment of principal and/or interest.

“Term Loan” means a term loan made by a Lender to the Company pursuant to section 2.7.

“Term Loan Amount” means $15,000,000.

“Term Note” means a promissory note of the Company in the form of Exhibit B, appropriately completed, evidencing a Term Loan made by a Lender to the Company and “Term Notes” means each Term Note.

“Term Note Maturity Date” means July 20, 2010 or such earlier date on which the Term Notes become due and payable pursuant to section 7.2 of this Agreement.

        (b)        The following defined terms are deleted from section 1 of the Credit Agreement in their entirety: “Indebtedness to Capitalization Ratio” and “Interest Coverage Ratio.”

        (c)        The defined term “Applicable Margin” in section 1 of the Credit Agreement is amended in its entirety to read as follows:

“Applicable Margin” shall mean (a) with respect to Revolving Loans, (i) in the case of Revolving Loans comprised of Base Rate Loans, minus 125 basis points (-1.25%) per annum and (ii) in the case of Revolving Loans comprised of LIBOR Rate Loans, plus 125 basis points (1.25%) per annum; and (b) with respect to the Term Loan, (i) in the case of that portion of the Term Loan comprised of Base Rate Loans, minus 125 basis points (-1.25%) per annum and (ii) in the case of that portion of the Term Loan comprised of LIBOR Rate Loans, plus 125 basis points (1.25%) per annum.

        (d)        The defined term “Revolving Loan Commitment” in section 1 of the Credit Agreement is amended in its entirety to read as follows:

“Revolving Loan Commitment” means the obligation of each Lender to make Revolving Loans to the Company. The total Revolving Loan Commitment of the Lenders is $35,000,000 as of July 20, 2005 and is subject to reduction from time to time pursuant to section 2.6. The Revolving Loan Commitment of each Lender as of the date of execution of this Agreement is set forth opposite its signature hereto.

        (e)        The defined term “Revolving Note Maturity Date” in section 1 of the Credit Agreement is amended by deleting the date “December 28, 2005” therein and inserting “July 19, 2006” in its place.

        (f)        Section 2.2(b) of the Credit Agreement is created to read as follows:

    (b)        Term Loans. Term Loans may be Base Rate Loans or LIBOR Rate Loans, or a combination thereof. The Company shall select the Type of Term Loan (and in the case of LIBOR Rate Loans, the applicable Interest Period) in accordance with section 2.4(c). Notwithstanding the foregoing, so long as no Default or Event of Default has occurred and is continuing, upon at least two Business Day’s prior written notice, the Company may, as of the first Business Day of any month, irrevocably elect to convert the interest rate on the entire amount of the Term Loans then outstanding to a fixed rate equal to the Initial Money Market Rate plus 1.25%.

        (g)        Section 2.5 of the Credit Agreement is amended in its entirety to read as follows:

2.5 Commitment Fee. As consideration for the Lenders’ Revolving Loan Commitments, the Company will pay to the Agent, for the account of the Lenders, on the last Business Day of each quarter commencing September 30, 2005 and on the Revolving Note Maturity Date, a commitment fee equal to 0.20% (20 basis points) per annum of the daily average unused amount of the Revolving Loan Commitment during the preceding quarter or other applicable period. Commitment fees shall be calculated for the actual number of days elapsed on the basis of a 360-day year.

        (h)        Section 2.7 of the Credit Agreement is created to read as follows:

2.7 Term Loans. On the Effective Date, each Lender will make the Term Loans to the Company, subject to the terms and conditions hereof, in an amount equal to such Lender’s Percentage of the amount of the Term Loan Amount. The Term Loan made by a Lender shall be evidenced by a Term Note payable to the order of such Lender. The Company shall repay the outstanding principal balance of the Term Notes in equal quarterly principal payments of $375,0000 each on the first Business Day of each third month, commencing on October 2, 2006, plus a final payment of principal and accrued and unpaid interest due on the Term Note Maturity Date. The Company shall also pay interest on the unpaid balance of the Term Notes as set forth in section 2.8 or, if the interest rate has been fixed pursuant to section 2.2(b), at the fixed rate determined pursuant to section 2.2(b) and payable on the same date that interest on Base Rate Loans is payable under section 2.8(a).

        (i)        Section 2.8(a) of the Credit Agreement is amended by deleting the last sentence therein and inserting the following sentence in its place: “Accrued interest shall be due on the first Business Day of each month, commencing, August 1, 2005, and in the case of Revolving Loans, on the Revolving Note Maturity Date, and in the case of Term Loans, on the Term Note Maturity Date.”

        (j)        Section 2.10(b) is amended by inserting the following provision at the end of the first paragraph therein:

The Company may at any time prepay the Term Loans (in increments of $100,000 or, if less, the remaining principal balance of the Term Loans); provided that, if the Company has fixed the rate of interest on the Term Loans pursuant to section 2.2(b), the Company shall pay to the Agent, for the benefit of the Lenders, upon prepayment of all or part of the principal amount of the Term Loans prior to the Term Note Maturity Date, a prepayment indemnity (“Prepayment Fee”) equal to the greater of (i) zero or (ii) that amount, calculated on any date of prepayment (“Prepayment Date”), which is derived by subtracting: (a) the principal amount of the Term Loans being prepaid from (b) the Net Present Value of the Term Notes being prepaid on such Prepayment Date; provided, however, that the Prepayment Fee shall not in any event exceed the maximum prepayment fee permitted by applicable law. In calculating the amount of such Prepayment Fee, the Agent is hereby authorized by the Company to make such assumptions regarding the source of funding, redeployment of funds and other matters, as the Agent may deem appropriate. If the Company fails to pay any Prepayment Fee when due, the amount of such Prepayment Fee shall thereafter bear interest until paid at the Default Rate.

        (k)        Section 6.7 is amended by inserting a new subsection (l) at the end thereof to read as follows:

; and (l) the Company’s acquisitions of HSW Zaklad Kuznia Matrycowa Sp. z o.o. and Advanced Turbine Components, Inc., provided that the Company provides the Agent with a proforma financial covenant compliance certificate and supporting proforma financial statements evidencing that the Company will comply with all financial covenants herein immediately following the closing of each such acquisition;

        (l)        Section 6.12 of the Credit Agreement is created to read as follows:

6.12 Fixed Charge Coverage Ratio. Permit the Borrower’s Fixed Charge Coverage Ratio as of the end of any fiscal quarter to be less than 1.70:1.

        (m)        Section 6.14 of the Credit Agreement is amended in its entirety to read as follows:

6.14 Indebtedness to EBITDA. Permit the Borrower’s Indebtedness to EBITDA Ratio as of the end of any fiscal quarter to be greater than 3.0:1.

        (n)        Section 6.16 of the Credit Agreement is created to read as follows:

6.16 Limit on Advances. Make advances or similar payments to foreign Subsidiaries of the Company in an aggregate amount in excess of $20,000,000 during the period from July 20, 2005 to the Revolving Note Maturity Date (including the advance or payment of approximately $12,000,000 to fund the acquisition of HSW Zaklad Kuznia Matrycowa Sp. z o.o.).

    3.        Level of Commitments; Modification of Percentages. The parties agree that as of the effective date of this Amendment No. 7:

        (a)        The aggregate Revolving Loan Commitment shall be $35,000,000;

        (b)        The Percentage and Revolving Loan Commitment of each Lender shall be as set forth opposite its signature to this Amendment No. 7;

        (c)        The aggregate commitment for Term Loans shall be $15,000,000; and

        (d)        The Percentage and Term Loan commitment of each Lender shall be as set forth opposite its signature to this Amendment No. 7.

    4.        Closing Conditions. This Amendment No. 7 shall become effective upon its execution and delivery by the parties hereto and receipt by the Agent of:

        (a)        Secretary’s Certificate. A certificate of the Secretary of the Company to the effect that there have been no amendments to the Articles of Incorporation or By-Laws of the Company since the most recent date on which copies thereof were furnished to the Agent;

        (b)        Guaranty. A Guaranty in the form of Exhibit C attached hereto, duly executed by each material domestic subsidiary of the Company; and

        (c)        Other Documents. Such other documents relating to the transactions contemplated by this Amendment No. 7 as the Agent shall reasonably request.

    5.        Representations and Warranties. The Company represents and warrants that:

        (a)        The execution and delivery by the Company of this Amendment No. 7 and the replacement Notes and the performance by the Company under the Credit Agreement and such Notes, as amended hereby, (i) are within its corporate power, (ii) have been duly authorized by all necessary corporate action on the part of the Company, (iii) do not violate any provision of the Articles of Incorporation or By-Laws of the Company, (iv) do not violate any provision of or constitute a default under any existing law, rule or regulation of any governmental authority or agency, any order or decision of any court binding upon the Company or the terms of any agreement, restriction or undertaking to which the Company is a party or by which it is bound or (v) require the approval or consent of the shareholders of the Company, any governmental body or authority or any other person or entity other than those which have been obtained and are in full force and effect; and

        (b)        the representation and warranties contained in the Loan Documents are true and correct in all material respects as of the date hereof and no Default or Event of Default exists as of the date hereof.

    6.        Costs and Expenses. The Company agrees to pay, on demand, all costs and expenses (including reasonable attorneys’ fees and disbursements) paid or incurred by the Agent in connection with the negotiation, execution and delivery of this Amendment No. 7.

    7.        Governing Law. This Amendment No. 7 shall be governed by the laws of the State of Wisconsin.

    8.        Full Force and Effect. The Credit Agreement, as amended by this Amendment No. 7 remains in full force and effect.

LADISH CO., INC.
BY: /s/ Wayne E. Larsen
Its: Vice President Law/Finance & Secretary

Revolving Loan
Commitment	Percentage
$21,000,000.00	60%	U.S. BANK NATIONAL ASSOCIATION, as the Agent and
		a Lender
Term Loan
Commitment		BY: /s/ Jeffrey J. Janza
		Its: Vice President
$9,000,000.00
Revolving Loan	40%	JPMORGAN CHASE BANK, N.A. (successor by merger to
Commitment		BANK ONE, NA), as a Lender
$14,000,000.00		BY: /s/ James W. Engel
		Its: First Vice President
Term Loan
Commitment
$6,000,000.00